INTELLECTUAL PROPERTY LICENSE AGREEMENT

     This Intellectual Property License Agreement (“Agreement”) is entered into as of July 6, 2010 (the “Effective Date”), by and between Vishay S.A., a French company (“Licensee”), and Vishay Measurements Group, Inc. a Delaware corporation ("Licensor").

RECITALS:

     WHEREAS, Licensor is the owner of certain intellectual property formerly owned by Licensee and used in the manufacture of strain gages (“Licensed IP”); and

     WHEREAS, in order to effect and consummate the separation (the “Separation”) contemplated by that certain Master Separation and Distribution Agreement dated June 22, 2010 between Vishay Intertechnology, Inc., a Delaware corporation and Licensee’s affiliate, and Vishay Precision Group, Inc., a Delaware corporation and Licensor’s affiliate (the “Master Separation Agreement”), Licensee desires to secure a non-exclusive license to the Licensed IP, to manufacture, use and sell Licensed Products (as defined herein) to its customers.

     NOW, THEREFORE, in consideration of the terms and provisions of this Agreement and the Separation, and for other good and valuable consideration, the receipt of which is acknowledged by the execution and delivery hereof, Licensor and Licensee hereby agree as follows:

A.	Definitions.

1. “Licensed IP” shall have the meaning set forth in the Recitals.

2. “Licensed Products” shall mean the strain gages specified in Schedule A, that were manufactured by Licensee prior to the Separation.

B.	License Grant. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee, a non-exclusive, irrevocable, worldwide right and license to the Licensed IP to make, have made, use, sell, offer for sale, export and import Licensed Products. Licensee may only sell and offer for sale Licensed Products to its customers existing as of the Effective Date.

C.	Improvements. Licensee acknowledges and agrees that any modification, change, development, enhancement, derivative or improvement (collectively, “Improvements”) made by, or on behalf of, Licensee to the Licensed IP or Licensed Product, shall be owned exclusively by Licensor, and to the extent that Licensee retains any rights therein, Licensee irrevocably assigns all right, title and interest therein to Licensor. All Improvements shall be deemed Licensed IP or Licensed Products, as appropriate, and shall be subject to the terms of this Agreement.

D.	Sublicensing. This Agreement may be assigned, and the license may be sublicensed, by Licensee solely to a direct or indirect wholly-owned subsidiary of Licensee that succeeds Licensee in the manufacture and sale of the Licensed Products; provided that Licensee shall be responsible for the compliance by a subsidiary granted a sublicense with the terms of this Agreement. Except as provided above, the license and this Agreement shall be non-assignable and non-sublicensable without the written consent of Licensor. Any purported license or assignment in violation of this Agreement shall be void.

E.	License Fees. For the license and rights granted herein, Licensee shall pay Licensor 5% of the gross amount received from the sale of Licensed Products, less the amount of any refunds, credits and allowances actually given by Licensee, and taxes and shipping cost amounts invoiced and paid by Licensee’s customers.

F.	Payment. Licensee shall pay the license fees on a quarterly basis, within 60 days of the end of each calendar quarter during the term of the Agreement, for Licensed Products sold during such quarter, subject to subsequent adjustment for returns and allowances, and provided that payment of license fees for the first and last calendar quarter of the term shall be paid on those sales occurring in such calendar quarters, on and following the Effective Date for the initial quarter, and on or before the termination date in the quarter in which the Agreement is terminated.

G.	Reporting. During the term of the Agreement, Licensee will keep and maintain current and accurate records regarding sales of Licensed Products and the calculation of the amounts paid or payable by the Licensee to Licensor under this Agreement. Licensor will submit quarterly sales and revenue reports for the Licensed Product with each license fee payment, and such other reports as the parties may agree from time time. Among such other items as the parties may agree, the quarterly sales reports shall include sufficient detail regarding the sale of Licensed Products to establish the accuracy of the License Fee payments.

H.	Records and Audit. Not more than once in any twelve (12) month period of the term of the Agreement, upon written request by Licensor, Licensee will provide the Licensor and its representative’s access to its books and records during Licensee’s normal business hours in order to verify the accuracy of the sales reports, and computations of amounts due and owing to the Licensor pursuant to this Agreement. In the event any such audit reveals that the Licensee has underpaid any amounts due to the Licensor pursuant to this Agreement, Licensee will promptly pay the deficiency.

I.	Enforcement. Licensee shall cooperate fully and promptly with Licensor in the protection of Licensor’s rights in the Licensed IP, in such manner and to such extent as Licensor may reasonably request, and at Licensor’s expense.

1. Each party shall promptly notify the other party in writing of any actual or potential infringement, or any other unauthorized use of or violation of the Licensed IP of which it becomes aware (each an “Infringement”). Licensor may take such action as it, in its sole discretion, deems necessary or advisable to stop any Infringement. Licensee may request in writing that Licensor institute an action to stop an Infringement affecting the Licensed Products. If Licensor receives such a written request and does not institute such action within thirty (30) days, Licensee shall be entitled to institute such action as it deems necessary or advisable to stop such Infringement, in which Licensor shall be entitled to join; provided that Licensee shall not compromise or settle any claim or action regarding the Licensed IP in any manner that would affect the rights of Licensor without the written consent of Licensor, which consent shall not be unreasonably withheld or delayed. The party not taking the lead in any action shall cooperate fully with the other party at the other party’s reasonable request and expense, including Licensor joining a suit instituted by Licensee in accordance with this Section to the extent necessary for Licensee to have standing.

2. Any monetary recovery or sums obtained in settlement of any action to stop an Infringement shall be allocated between Licensor and Licensee as shall be fair and equitable, taking into account their actual out-of-pocket costs and expenses, including reasonable attorneys’ fees, and the damages sustained by each of them. Any dispute with respect to the allocation of recoveries shall be resolved in accordance with the resolution procedures referred to in Section L.16.

J.
Warranties of the Parties. Licensor warrants that it has the right and power to enter into this Agreement, and that there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written or oral or implied, that prevent it from doing so. Licensee warrants that it has the right and power to enter into this Agreement, and that there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written or oral or implied, that prevent it from doing so.

K.
WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATION, GUARANTEE OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR OTHERWISE, UNDER THIS AGREEMENT INCLUDING REPRESENTATIONS, GUARANTEES OR WARRANTIES AS TO THE RESULTS TO BE EXPECTED FROM USE OF ANY OF THE LICENSED IP, OR FROM MANUFACTURE OR SALE OF ANY LICENSED PRODUCT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR SHALL HAVE NO RESPONSIBILITY FOR THE ABILITY OR INABILITY OF LICENSEE TO USE THE LICENSED IP; FOR THE CLAIMS OF THIRD PARTIES RELATING TO ANY PRODUCTS MANUFACTURED OR SOLD BY LICENSEE; OR FOR ANY FAILURE IN PRODUCTION, DESIGN OR OPERATION OF ANY PRODUCT MANUFACTURED OR SOLD BY LICENSEE. THE LIMITATIONS OF LIABILITY CONTAINED IN THIS AGREEMENT ARE A FUNDAMENTAL PART OF THE BASIS OF EACH PARTY’S BARGAIN HEREUNDER, AND NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT ABSENT SUCH LIMITATIONS.

L.	Term / Termination.

1. Term.

(a) This Agreement shall commence on the Effective Date, and, so long as this Agreement has not been terminated by its terms, continue in full force and effect until, subject to clause (b) of this Section L.1 the date the six (6) year period beginning on the Effective Date expires, unless Licensee notifies Licensor prior to expiration of such six-year period of its intent to extend the initial term of this Agreement by an additional two (2) year period (the “Initial Term”). Following the Initial Term and subject to clause (b) of this Section L.1, this Agreement shall automatically renew for additional successive two-year terms (each, a “Renewal Term”) unless either party notifies the other party in writing within six (6) months of the expiration of the Initial Term or the then current Renewal Term that it will not renew this Agreement.

(b) Notwithstanding the foregoing, Licensee shall have the right to continue to dispose of its inventory of strain gage products existing as of any termination for a period of up to two (2) years from the date of termination of this Agreement.

2. Termination by Licensor. This Agreement may be terminated by Licensor by written notice of termination if:

(a) Licensee files a petition in bankruptcy; files a petition seeking any reorganization, arrangement, composition or similar relief under any law regarding insolvency or relief for debtors; or makes an assignment for the benefit of creditors;

(b) a receiver, trustee or similar officer is appointed for the Licensee’s business or property;

(c) any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against Licensee and not stayed, enjoined, or discharged within sixty (60) days; or

(d) Licensee adopts a resolution for, or undertakes to effect, a discontinuance of its business or dissolution.

3. Upon the termination of this Agreement, all rights of Licensee granted hereunder shall terminate, and Licensee shall return or destroy (and certify such destruction in writing to Licensor if requested), at Licensor’s election, all embodiments of the Licensed IP. Notwithstanding the foregoing, Licensee shall have the right to continue to dispose of its inventory of Licensee Products existing as of any termination for a period of up to six (6) months from the date of termination of this Agreement.

4. All rights and remedies of the parties in respect of any breach of this Agreement occurring prior to the effective date of its termination shall survive the termination of this Agreement. In addition, the following provisions of this Agreement shall explicitly survive its termination: Section F (“Reporting”), Section J (“WARRANTY DISCLAIMER”); Section K.3; and Section L (“Miscellaneous”).

M.	Miscellaneous.

1. Notices. All notices, demands and other communications required to be given to a party hereunder shall be in writing and shall be deemed to have been duly given if and when personally delivered; one business day after being sent by a nationally recognized overnight courier; when transmitted by facsimile and actually received; or five (5) days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to such party at the relevant street address or facsimile number set forth below (or at such other street address or facsimile number as such party may designate from time to time by written notice in accordance with this provision):

If to Licensee:	With a copy to:

Vishay S.A.	Kramer Levin Naftalis & Frankel LLP
c/o Vishay Intertechnology, Inc.	1177 Avenue of the Americas
63 Lancaster Avenue	New York, New York 10036
Malvern, PA 19355-2120	Attn: Ernest Wechsler, Esq.
Attention: Dr. Lior E. Yahalomi, Chief	Facsimile: (212) 715-8000
Financial Officer	Confirm: (212) 715-9100
Telephone: 610-644-1300
Facsimile: 610-889-2161

If to Licensor:	With a copy to:

Vishay Measurements Group, Inc.	Pepper Hamilton LLP
c/o Vishay Precision Group, Inc.	3000 Two Logan Square
3 Great Valley Parkway	Eighteenth and Arch Streets
Malvern, PA 19355-1307	Philadelphia, PA 19103-2799
Attn: William M. Clancy, Chief Financial	Attn: Barry Abelson, Esq.
Officer	Facsimile: (215) 981-4750
Facsimile: (484)-321-5300	Confirm: (215) 981-4000
Confirm: (484)-321-5300

2. Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, Licensor and Licensee agree to execute or cause to be executed and to record or cause to be recorded such other agreements, instruments and other documents, and to take such other action, as reasonably necessary or desirable to fully effectuate the intents and purposes of this Agreement.

3. Relationship of the Parties. This Agreement shall not be construed to place the parties in the relationship of legal representatives, partners, joint venturers or agents of or with each other. No party shall have any power to obligate or bind the other party in any manner whatsoever, except as specifically provided herein.

4. Third Party Beneficiaries. Except for indemnification of any Indemnified Parties (as hereafter defined), the provisions of this Agreement are solely for the benefit of the parties hereto and their respective successors and permitted assigns, and are not intended to confer upon any person, except the parties hereto and their respective successors and permitted assigns, any rights or remedies hereunder.

5. Assignability. Subject to Section C, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

6. Press Releases; Public Announcements. Neither party shall issue any release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed; provided, however, that either party shall be permitted to make any release or public announcement that in the opinion of its counsel it is required to make by law or the rules of any national securities exchange of which its securities are listed; provided further that it has made efforts that are reasonable in the circumstances to obtain the prior approval of the other party.

7. Waiver of Defaults. Waiver by any party hereto of any default by the other party hereto of any provision of this Agreement shall not be construed to be a waiver by the waiving party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or prejudice the rights of the other party thereafter to enforce each and every such provision. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby, as the case may be, is not affected in any manner adverse to any party hereto or thereto. Upon such determination, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties hereto.

9. Indemnification. Each of the parties shall indemnify, defend and hold harmless the other party, each of its respective current and former directors, officers and employees, and each of their respective heirs, executors, successors and assigns (“Indemnified Parties”), from and against any and all liabilities relating to a claim by a third party arising out of or resulting from any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement by the indemnifying party. In addition, Licensee shall indemnify, defend and hold harmless Licensor and Licensor’s other Indemnified Parties from and against any and all liabilities relating to a claim by a third party arising out of or resulting from the manufacture, sale, or use of to the Licensed Products manufactured or sold by Licensee, but only to the extent caused by such Licensed Products, and not to the extent such liabilities arise out of or result from the Licensed IP, or the use thereof, in or in the manufacture of, the Licensed Products. All indemnification procedures and payments shall be governed by Sections 5.6, 5.7 and 5.8 of the Master Separation Agreement, as applicable. The foregoing indemnification obligations shall survive any termination or expiration of this Agreement.

10. LIMITATION OF LIABILITY. IN NO EVENT SHALL LICENSOR OR LICENSEE BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, COLLATERAL, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS OR FAILURE TO REALIZE EXPECTED SAVINGS OR OTHER COMMERCIAL OR ECONOMIC LOSS OF ANY KIND, ARISING OUT OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS.

11. Confidential Information. Licensor and Licensee shall hold and shall cause each of their respective affiliates, directors, officers, employees, agents, consultants, advisors and other representatives to hold, in strict confidence and not to disclose or release without the prior written consent of the other party, any and all proprietary or confidential information, material or data of the other party that comes into its possession in connection with the performance by the parties of their rights and obligations under this Agreement. The provisions of Section 4.5 of the Master Purchase Agreement shall govern, mutatis mutandis, the confidentiality obligations of the parties under this Section.

12. Attorneys’ Fees. In any action hereunder to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees in addition to any other recovery hereunder.

13. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

14. Consent to Jurisdiction. Subject to the provisions referenced in Section L.16, each of the parties irrevocably submits to the jurisdiction of the federal and state courts located in Philadelphia, Pennsylvania for the purposes of any suit, action or other proceeding to compel arbitration, for the enforcement of any arbitration award or for specific performance or other equitable relief pursuant to Section L.16. Each of the parties further agrees that service of process, summons or other document by U.S. registered mail to such parties address as provided in Section L.1 shall be effective service of process for any action, suit or other proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section. Each of the parties irrevocably waives any objection to venue in the federal and state courts located in Philadelphia, Pennsylvania of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby.

15. Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate, and that any party hereto shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement.

16. Dispute Resolution. The procedures set forth in Article VIII of the Master Separation Agreement shall apply to the resolution of all disputes arising under this Agreement, except that all proceedings provided for therein shall be conducted in Philadelphia, Pennsylvania.

17. Entire Agreement. This Agreement and the Schedules hereto, as well as any other agreements and documents referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the parties with respect to such subject matter.

18. Waiver of Jury Trial. SUBJECT TO SECTION L.16, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED

UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

19. Amendments. No provisions of this Agreement shall be deemed amended, modified or supplemented by any party hereto, unless such amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such amendment, supplement or modification.

20. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or electronic signature, and each such counterpart shall be deemed an original instrument, and all of such counterparts together shall constitute but one agreement. A facsimile or electronic signature is deemed an original signature for all purposes under this Agreement.

[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

VISHAY S.A.

By:	/s/ Denis Maugest
	Name:	Denis Maugest
	Title:	Directeur General

VISHAY MEASUREMENTS GROUP, INC.

By:	/s/ William M. Clancy
	Name:	William M. Clancy
	Title:	Secretary

SCHEDULE A

LICENSED PRODUCTS

FAM DESIGNATION	PRODUCT
JAUGES DE CONTRAINTE	JAUGE 21L30 E V 1K N 13 G036
JAUGES DE CONTRAINTE	JAUGE 21L60 E P 1K R 24 G013
JAUGES DE CONTRAINTE	JAUGE-G018
JAUGES DE CONTRAINTE	JAUGE-G036
JAUGES DE CONTRAINTE	JAUGE-G022
JAUGES DE CONTRAINTE	JAUGE-G088
JAUGES DE CONTRAINTE	JAUGE-G096
JAUGES DE CONTRAINTE	JAUGE-G098
JAUGES DE CONTRAINTE	JAUGE-G040
JAUGES DE CONTRAINTE	JAUGE-G1020
JAUGES DE CONTRAINTE	JAUGE-G1021
JAUGES DE CONTRAINTE	JAUGE-G079
JAUGES DE CONTRAINTE	JAUGE-G100
JAUGES DE CONTRAINTE	JAUGE-G1004
JAUGES DE CONTRAINTE	JAUGE-G1033
JAUGES DE CONTRAINTE	JAUGE-G050